Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty TripAdvisor Holdings, Inc.:

 We consent to the incorporation by reference in the following registration statements of Liberty TripAdvisor Holdings, Inc. (the Company) of our report dated March 12, 2015, with respect to the consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10‑K of the Company.

Description	Registration Statement No.	Description
S-8	333-198649	Liberty TripAdvisor Holdings, Inc. Transitional Stock Adjustment Plan
S-8	333-198650	Liberty TripAdvisor Holdings, Inc. 2014 Omnibus Incentive Plan
S-8	333-201011	Liberty TripAdvisor Holdings, Inc. 2014 Omnibus Incentive Plan

/s/ KPMG LLP

Denver, Colorado
March 12, 2015